NICHOLAS | APPLEGATE®
INSTITUTIONAL FUNDS

September 30, 2009 Semi Annual Report (Unaudited)

Class R Shares

U.S. Emerging Growth

U.S. Systematic Large Cap Growth

A company of Allianz Global Investors

LETTER TO SHAREHOLDERS

Dear Fellow Shareholder,

Following the most severe correction since the 1930s, the global equity market came roaring back during the six months ended September 30, 2009. Stock markets around the world posted dramatic gains, as monetary and fiscal stimulus helped thaw the credit markets and stabilize the global economy.

In this semi-annual report, we review the performance of the financial markets and our mutual funds from April 1 through September 30, 2009. We also share our perspective on the dynamics shaping the investment environment and our outlook for the future.

In the United States, the S&P 500 Index rose 34.0%. The Federal Reserve held short-term interest rates near zero and continued to flood the credit markets with liquidity by making loans and asset purchases. As investors gained confidence in the financial system, borrowers had easier and cheaper access to credit. In addition, some of the $787 billion stimulus package made its way into the economy through tax credits, the “cash for clunkers” vehicle trade-in program and other initiatives. Economic data released during the period showed that policymakers’ efforts were paying off. GDP declined at an annual rate of 0.7% in the second quarter of 2009, after having fallen 6.4% in the first quarter. More recent indicators suggested that the economy might be growing again, despite persistent weakness in the labor market. Corporate earnings were another source of optimism. While earnings for S&P 500 companies continued to decline, they were better than anticipated, supported by cost-cutting measures.

Stock markets in developed countries outside the United States also performed well. The MSCI EAFE Index gained 34.8% in local currencies and 50.4% in dollar terms. The U.S. dollar fell 8.7% versus a basket of currencies on expectations that the Federal Reserve would not raise interest rates any time soon. Like the Fed, central bankers in Europe and Japan held interest rates at record lows and continued with the special liquidity programs they had established during the financial crisis. However, demand for some of these programs was waning, testament to the improvement in the credit markets. Several developed countries came out of recession in the second quarter of 2009, including Japan whose economy grew at an annual pace of 2.3%. The German and French economies expanded as well, although GDP for the entire euro region dropped 4.8% weighed down by weakness in Spain and Italy.

Equities in emerging countries delivered the strongest gains, with the MSCI Emerging Markets Index rising 45.7% in local currencies and 63.2% in U.S. dollars. As the global economy stabilized, investors rotated out of more defensive assets into higher-risk areas, such as emerging markets. Emerging markets further benefited from the relative strength of developing economies and rising commodity prices. For example, Chinese GDP grew at an annual rate of 7.1% in the first half of the year, helped by a surge in bank lending. Russia, whose main export is oil, was one of the best-performing equity markets this period amid a 42% spike in oil prices.

Against this favorable backdrop, all of the Nicholas-Applegate funds generated significant gains. That said, a number of our funds struggled to keep up with their benchmarks in the rapidly rising market. We believe this was because the rally was driven more by sentiment than company fundamentals. As the panic of last fall and winter subsided, relieved investors jumped back into the market, buying securities rather indiscriminately. A sentiment-driven rally is not unusual to see coming out of a severe correction. Nonetheless, it was a headwind for the funds given our focus on company fundamentals.

The volatile investment environment has underscored the importance of risk management, which remains a top priority at Nicholas-Applegate.

Our risk management program has been in place for more than a decade and has become increasingly sophisticated over the years. Today, we produce approximately 1,600 charts, tables and reports that our investment teams use to evaluate a wide range of risk metrics. We also have a risk management program that supports our entire business. This effort is guided by Nicholas-Applegate’s World Class Execution Committee (WCEC). The goal of the WCEC is to ensure a standard of excellence in all that we do to provide shareholders with world-class investment solutions. Its mandate encompasses everything from operations to compliance to the introduction of new products.

Looking forward, we expect the U.S. recovery to be more muted than past recoveries, given the high unemployment rate and continued tightness in certain segments of the credit markets. Foreign developed nations should recover more quickly than the United States, but real growth is also likely to remain subpar. Prices of gold, commodities and inflation-protected securities are telling us disinflation is coming to an end, and that inflation is in our future. We believe stock selection will be very important, as investors look for companies that will benefit from an environment of potentially slow growth, high unemployment and inflation. This bodes well for the fundamentally driven, bottom-up investment processes that we use to manage the funds.

On behalf of everyone at the firm, thank you for your participation in the Nicholas-Applegate Institutional Funds. We appreciate the trust that you have placed in us and look forward to serving your investment needs throughout the coming years.

Best Regards,

Horacio A. Valeiras, CFA

President and Chief Investment Officer

September 30, 2009

TABLE OF CONTENTS

The Funds’ Review and Outlook, Performance and Schedule of Investments:
U.S. Emerging Growth	1
U.S. Systematic Large Cap Growth	5

The Funds’:
Financial Highlights	8
Statements of Assets and Liabilities	10
Statements of Operations	11
Statements of Changes in Net Assets	12
Notes to Financial Statements	13
Shareholder Expense Example	19
Supplementary Information	20

This report is authorized for distribution to shareholders and to others only when preceded or accompanied by a currently effective prospectus for Nicholas-Applegate Institutional Funds Class R Shares. Distributor: Nicholas-Applegate Securities.

U.S. EMERGING GROWTH FUND

Management Team: John C. McCraw, Portfolio Manager;

Robert S. Marren, Portfolio Manager

Chief Investment Officer: Horacio A. Valeiras, CFA

Goal: The U.S. Emerging Growth Fund seeks to maximize long-term capital appreciation through investments primarily in U.S. companies with market capitalizations similar to the Russell 2000 Growth Index at time of purchase.

Market Overview: U.S. equities registered substantial gains during the six months ended September 30, 2009. Signs that the worst of the recession had passed helped lift stocks higher across sectors, styles and capitalization ranges. Small-cap stocks did especially well, supported by strong inflows into small-cap funds.

The credit markets thawed considerably, thanks in large part to the aggressive actions taken by the Treasury and Federal Reserve last fall and winter. As confidence in the financial system grew, companies had easier and cheaper access to credit. They took advantage of the more favorable conditions, issuing approximately $700 billion of debt in the first nine months of 2009 — a 38% increase over the same period the previous year.

Households seemed more intent on paring back borrowing and spending, and consumer credit fell by a record $21.5 billion in July. A driving force behind the decline was the rising unemployment rate, which reached a twenty-six year high. However, unemployment is a lagging indicator, and less backward-looking statistics suggested that the economy was on the mend. New home sales picked up, industrial production increased and second-quarter GDP contracted at a better-than-expected 0.7% annual rate. As the period drew to a close — almost exactly one year after the credit crisis had erupted — economists were expecting that GDP would grow by approximately 3% in the third quarter.

Performance: During the six months ended September 30, 2009, he Fund’s Class R shares gained 56.85% outperforming the 43.06% increase in the Russell 2000 Growth Index.

Portfolio Specifics: The Fund’s outperformance was due to stock selection, which added value in nearly every sector. Stock selection was strongest in energy, where top-performing holdings included Massey Energy and Helix Energy Solutions. Massey, a coal producer, is seeing strong demand from India, which is increasing its steelmaking capacity. Helix, a diversified energy firm, benefited from an improved liquidity position and favorable production outlook. Stock selection was also especially strong in the information technology, industrials and materials sectors. For example, TriQuint Semiconductor was another top performer in the Fund. The company makes radio frequency modules used in wireless handsets and is winning business in the fast-growing smartphone market.

Areas of relative weakness included stock selection in the health care sector. One notable detractor was a medical device manufacturer facing lower payments from insurance companies.

Market Outlook: While it is widely believed that the recession is over, we think that the economic recovery will be muted due to the high unemployment rate and large federal deficit. That said, several factors could fuel additional gains in the stock market over the months ahead, including:

•	Expectations for a strong rebound in corporate earnings in 2010

•	Potential for investors to move some of the $3.4 trillion sitting in low-yielding money market funds into equities

•	Indications from the Fed that it plans to keep interest rates low for an extended period of time

By consistently applying our bottom-up investment process in this environment, we believe we will continue to add value to the benchmark.

The graph above shows the value of a hypothetical $250,000 investment in the Fund compared with the Russell 2000 Growth Index for the periods indicated. The Fund’s Class R shares were first available on May 21, 1999. Performance prior to the introduction of Class R shares reflects the historical performance of the Fund’s Class I Shares. This performance has been restated to reflect shareholder services fees of 0.25% applicable to Class R shares, but not Class I shares of the Fund. The Fund’s Class I shares calculate their performance based upon the historical performance of a corresponding series of Nicholas-Applegate Mutual Funds (renamed ING Mutual Funds), adjusted to reflect all fees and expenses applicable to the Fund’s Class I shares. Average annual total return figures include changes in principal value, reinvested dividends, and capital gain distributions. The total returns shown above do not show the effects of income taxes on an individual’s investment. In most cases, taxes may reduce your actual investment returns on income or gains paid by the Fund or any gains you may realize if you sell your shares. Past performance cannot guarantee future results.

The Russell 2000 Growth Index is an unmanaged index comprised of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values. The Russell 2000 Index is an unmanaged index generally representative of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 10% of the total market capitalization of the Russell 3000 Index. Index returns include reinvestment of dividends. Unless otherwise noted, index returns reflect the reinvestment of income dividends and capital gains, if any, but do not reflect fees, brokerage commissions or other expenses of investing. One cannot invest directly in an index.

Since markets can go down as well as up, investment returns and principal value will fluctuate with market conditions. You may have a gain or loss when you sell your shares.

U.S. EMERGING GROWTH FUND

SCHEDULE OF INVESTMENTS (Unaudited)

As of September 30, 2009

	Number of Shares	Value
Common Stock - 96.8%
Aerospace/Defense - 0.5%
Cubic Corp.	2,000	$78,940

Aerospace/Defense-Equipment - 1.3%
AAR Corp.*	4,900	107,506
BE Aerospace, Inc.*	5,400	108,756

		216,262

Agricultural Operations - 0.7%
The Andersons, Inc.	3,300	116,160

Airlines - 0.5%
Hawaiian Holdings, Inc.*	9,700	80,122

Apparel Manufacturers - 1.8%
Carter’s, Inc.*	3,600	96,120
Jones Apparel Group, Inc.	6,400	114,752
Quiksilver, Inc.*	32,300	88,825

		299,697

Applications Software - 1.5%
Compuware Corp.*	11,500	84,295
Ebix, Inc.*	3,100	171,616

		255,911

Auto/Truck Parts & Equipment-Original - 1.6%
American Axle & Manufacturing Holdings, Inc.*	15,200	107,616
ArvinMeritor, Inc.*	11,600	90,712
Titan International, Inc.	9,200	81,880

		280,208

Batteries/Battery Systems - 0.5%
Greatbatch, Inc.*	4,100	92,127

Beverage-Wine/Spirits - 0.5%
Central European Distribution Corp.*	2,400	78,624

Broadcast Services/Programming - 1.1%
DG FastChannel, Inc.*	3,600	75,384
Liberty Media Corp. - Capital*	5,600	117,152

		192,536

Building-Heavy Construction - 1.8%
Chicago Bridge & Iron Co. CI. Y*	5,900	110,212
Orion Marine Group, Inc.*	4,700	96,538
Tutor Perini Corp.*	5,000	106,500

		313,250

Casino Services - 0.7%
Bally Technologies, Inc.*	2,900	111,273

Chemicals-Specialty - 0.7%
Ashland, Inc.	2,900	125,338

Coal - 0.6%
James River Coal Co.*	5,600	107,016

Commercial Banks-Central US - 0.7%
MB Financial, Inc.	5,500	115,335

Commercial Services - 1.3%
AerCap Holdings NV*	12,200	110,654
DynCorp International, Inc. CI. A*	5,700	102,600

		213,254

Commercial Services-Finance - 3.8%
Coinstar, Inc.*	3,100	102,238
Deluxe Corp.	6,100	104,310
Dollar Financial Corp.*	6,000	96,120
Global Cash Access Holdings, Inc.*	9,700	70,907
Net 1 UEPS Technologies, Inc.*	4,400	92,224

	Number of Shares	Value
TNS, Inc.*	3,700	$101,380
Wright Express Corp.*	2,600	76,726

		643,905

Computer Aided Design - 0.4%
Parametric Technology Corp.*	4,800	66,336

Computers-Integrated Systems - 0.6%
Netscout Systems, Inc.*	7,800	105,378

Computers-Memory Devices - 0.4%
STEC, Inc.*	2,500	73,475

Consumer Products-Miscellaneous - 1.6%
Jarden Corp.	5,400	151,578
Tupperware Brands Corp.	3,100	123,752

		275,330

Containers-Metal/Glass - 0.7%
Greif, Inc. CI. A	2,300	126,615

Containers-Paper/Plastic - 0.8%
Rock-Tenn Co. CI. A	2,800	131,908

Disposable Medical Products - 0.5%
Merit Medical Systems, Inc.*	5,200	90,116

Distribution/Wholesale - 0.7%
Brightpoint, Inc.*	14,200	124,250

Diversified Manufacturing Operations - 0.6%
Koppers Holdings, Inc.	3,400	100,810

Diversified Operations - 0.3%
Compass Diversified Holdings	5,200	54,444

Drug Delivery Systems - 0.9%
Nektar Therapeutics*	16,400	159,736

E-Commerce/Services - 0.5%
IAC/InterActiveCorp*	4,300	86,817

Electric Products-Miscellaneous - 0.6%
GrafTech International, Ltd.*	6,600	97,020

Electronic Components-Miscellaneous - 0.7%
Sanmina-SCI Corp.*	14,600	125,560

Electronic Components- Semiconductors - 3.1%
Amkor Technology, Inc.*	16,800	115,584
Fairchild Semiconductor International, Inc. CI. A*	10,300	105,369
Omnivision Technologies, Inc.*	6,600	107,448
Rovi Corp.*	3,100	104,160
Skyworks Solutions, Inc.*	7,800	103,272

		535,833

Electronic Design Automations - 0.8%
Mentor Graphics Corp.*	14,000	130,340

Enterprise Software/Services - 2.7%
Informatica Corp.*	4,200	94,836
JDA Software Group, Inc.*	5,000	109,700
Lawson Software, Inc.*	12,800	79,872
Mantech International Corp. CI. A*	1,500	70,740
Taleo Corp. CI. A*	4,600	104,144

		459,292

Entertainment Software - 0.5%
Take-Two Interactive Software, Inc.*	7,100	79,591

Finance-Consumer Loans - 1.2%
Ocwen Financial Corp.*	7,800	88,296
Portfolio Recovery Associates, Inc.*	2,400	108,792

		197,088

See Accompanying Notes to Financial Statements.

SCHEDULE OF INVESTMENTS (Unaudited)

As of September 30, 2009

	Number of Shares	Value
Finance-Investment Bankers/Brokers - 0.6%
MF Global, Ltd.*	13,900	$101,053

Food-Canned - 0.7%
Seneca Foods Corp. CI. A*	4,200	115,080

Food-Miscellaneous/Diversified - 1.1%
Lance, Inc.	3,400	87,788
M&F Worldwide Corp.*	4,800	97,152

		184,940

Footwear & Related Apparel - 1.0%
Deckers Outdoor Corp.*	1,300	110,305
Iconix Brand Group, Inc.*	5,200	64,844

		175,149

Hospital Beds/Equipment - 0.7%
Hill-Rom Holdings, Inc.	5,200	113,256

Human Resources - 0.6%
Emergency Medical Services Corp. CI. A*	2,200	102,300

Instruments - Scientific - 0.6%
FEI Co.*	4,200	103,530

Insurance Brokers - 0.6%
CNinsure, Inc. - ADR	4,300	98,728

Internet Applications Software - 0.5%
Cybersource Corp.*	5,600	93,352

Internet Connectivity Services - 0.8%
AboveNet, Inc.*	2,800	136,528

Internet Infrastructure Equiptment - 0.7%
Avocent Corp.*	5,900	119,593

Internet Infrastructure Software - 1.2%
AsiaInfo Holdings, Inc.*	5,200	103,844
TeleCommunication Systems, Inc. CI. A*	12,000	100,320

		204,164

Intimate Apparel - 0.7%
The Warnaco Group, Inc.*	2,600	114,036

Life/Health Insurance - 0.6%
Delphi Financial Group, Inc. CI. A	4,800	108,624

Machinery-Construction & Mining - 0.5%
Bucyrus International, Inc. CI. A	2,300	81,926

Machinery-General Industry 0.8%
Albany International Corp. CI. A	7,300	141,620

Marine Services - 0.8%
Aegean Marine Petroleum Network, Inc.	5,700	128,250

Medical Instruments - 0.5%
NuVasive, Inc.*	2,000	83,520

Medical Labs & Testing Services - 0.4%
Bio-Reference Labs, Inc.*	1,800	61,920

Medical Products - 3.6%
Exactech, Inc.*	4,700	73,978
Haemonetics Corp.*	1,500	84,180
Hanger Orthopedic Group, Inc.*	7,900	109,573
Invacare Corp.	4,600	102,488
Orthofix International NV*	4,100	120,499
PSS World Medical, Inc.*	5,400	117,882

		606,600

Medical Sterilize Product - 0.7%
STERIS Corp.	3,700	112,665

	Number of Shares	Value
Medical-Biomedical/Genetics - 2.7%
Human Genome Sciences, Inc.*	5,400	$101,628
Incyte Corp., Ltd.*	12,200	82,350
Martek Biosciences Corp.*	2,900	65,511
Regeneron Pharmaceuticals, Inc.*	4,200	81,060
Seattle Genetics, Inc.*	9,800	137,494

		468,043

Medical-Drugs - 1.0%
Eurand NV*	6,000	90,840
Hi-Tech Pharmacal Co., Inc.*	3,800	85,272

		176,112

Medical-HMO - 0.5%
Wellcare Health Plans, Inc.*	3,800	93,670

Medical-Outpatient/Home Medical Care - 0.5%
Almost Family, Inc.*	2,700	80,325

Metal-Aluminum - 0.4%
Century Aluminum Co.*	7,900	73,865

Multi-line Insurance - 0.8%
Unitrin, Inc.	6,900	134,481

Oil & Gas Drilling - 1.2%
Atlas Energy, Inc.	4,000	108,280
Atwood Oceanics, Inc.*	2,700	95,229

		203,509

Oil Companies-Exploration & Production - 3.5%
ATP Oil & Gas Corp.*	8,400	150,276
Berry Petroleum Co. CI. A	3,700	99,086
Gran Tierra Energy, Inc.*	21,300	88,608
Mariner Energy, Inc.*	6,200	87,916
Stone Energy Corp.*	8,500	138,635
W&T Offshore, Inc.	2,600	30,446

		594,967

Oil-Field Services - 3.0%
Global Industries, Ltd.*	13,100	124,450
Helix Energy Solutions Group, Inc.*	7,500	112,350
Hercules Offshore, Inc.*	13,300	65,303
Hornbeck Offshore Services, Inc.*	3,800	104,728
Tetra Technologies, Inc.*	10,500	101,745

		508,576

Paper & Related Products - 3.0%
Boise, Inc.*	34,000	179,520
Clearwater Paper Corp.*	3,100	128,123
Domtar Corp.*	3,500	123,270
Schweitzer-Mauduit International, Inc.	1,600	86,976

		517,889

Pharmacy Services - 0.5%
Catalyst Health Solutions, Inc.*	2,800	81,620

Physical Practice Management - 0.6%
IPC The Hospitalist Co., Inc.*	3,100	97,495

Physical Therapy/Rehabilitation Centers - 0.5%
RehabCare Group, Inc.*	4,200	91,096

Property/Casualty Insurance - 0.6%
Amtrust Financial Services, Inc.	8,900	101,549

Publishing-Books - 0.6%
Scholastic Corp.	4,000	97,360

See Accompanying Notes to Financial Statements.

U.S. EMERGING GROWTH FUND

SCHEDULE OF INVESTMENTS (Unaudited)

As of September 30, 2009

	Number of Shares	Value
Real Estate Management/Service - 1.2%
E-House China Holdings, Ltd. - ADR*	5,300	$113,208
Jones Lang LaSalle, Inc.	2,000	94,740

		207,948

Recreational Centers - 0.7%
Life Time Fitness, Inc.*	4,000	112,200

Reinsurance - 0.5%
Maiden Holdings, Ltd.	12,500	90,875

Rental Auto/Equipment - 0.8%
United Rentals, Inc.*	13,500	139,050

Retail-Apparel/Shoe - 4.6%
Ann Taylor Stores Corp.*	8,200	130,298
Collective Brands, Inc.*	6,200	107,446
Genesco, Inc.*	4,800	115,536
Guess ?, Inc.	2,600	96,304
Hanesbrands, Inc.*	5,000	107,000
Phillips-Van Heusen Corp.	2,700	115,533
The Finish Line, Inc. CI.A	10,600	107,696

		779,813

Retail-Office Supplies - 0.7%
OfficeMax, Inc.*	9,100	114,478

Retail-Perfume & Cosmetics -0.5%
Sally Beauty Holdings, Inc.*	12,200	86,742

Retail-Restaurants - 1.4%
Buffalo Wild Wings, Inc.*	1,800	74,898
CKE Restaurants, Inc.	8,400	88,116
Cracker Barrel Old Country Store, Inc.	2,400	82,560

		245,574

Retail-Sporting Goods - 0.5%
Big 5 Sporting Goods Corp.	5,300	80,030

Rubber-Tires - 0.8%
Cooper Tire & Rubber Co.	7,300	128,334

Satellite Telecommunications -0.6%
GeoEye, Inc.*	3,800	101,840

Semiconductor Components-Integrated Circuits - 2.7%
Cirrus Logic, Inc.*	18,000	100,080
Himax Technologies, Inc. - ADR	23,000	76,590
Integrated Device Technology, Inc.*	14,300	96,668
Pericom Semiconductor Corp.*	9,400	92,214
TriQuint Semiconductor, Inc.*	13,400	103,448

		469,000

Semiconductor Equipment - 0.5%
Tessera Technologies, Inc.*	2,900	80,881

Telecommunication Equipment - 0.9%
ADC Telecommunications, Inc.*	11,100	92,574
CommScope, Inc.*	2,300	68,839

		161,413

Telecommunication Equipment-Fiber Optics - 0.5%
Finisar Corp.*	9,400	90,992

Therapeutics - 0.4%
Onyx Pharmaceuticals, Inc.*	2,500	74,925

Transactional Software - 0.6%
Solera Holdings, Inc.	3,400	105,774

	Number of Shares	Value
Transport-Air Freight - 0.8%
Atlas Air Worldwide Holdings, Inc.*	4,200	$134,274

Transport-Marine - 0.7%
Genco Shipping & Trading, Ltd.*	5,800	120,524

Transport-Rail - 0.5%
Kansas City Southern*	3,400	90,066

Transport-Truck - 0.5%
Saia, Inc.*	4,800	77,184

Web Portals/ISP - 0.5%
United Online, Inc.	11,600	93,264

Wire & Cable Products - 0.5%
Fushi Copperweld, Inc.*	10,800	91,368

Wireless Equipment - 1.1%
InterDigital, Inc.*	3,600	83,376
RF Micro Devices, Inc.*	18,200	98,826

		182,202

Total Common Stock (Cost: $13,339,096)		16,508,041

Limited Partnerships - 0.6%
Pipelines - 0.6%
Targa Resources Partners LP (Cost $78.695)	5,600	105,056

	Principal Amount
Short Term Investments - 3.2%
Time Deposit - 3.2%
Citibank Nassau 0.030%, 10/01/09 (Cost $544,711)	$544,711	544,711

Total Investments - 100.6% (Cost: $13,962,502)		17,157,808

Liabilities in Excess of Other Assets - (0.6%)		(95,199)

Net Assets - 100.0%		$17,062,609

*	Non-income producing securities

ADR - American Depository Receipt

SCHEDULE OF INVESTMENTS BY SECTOR

as of September 30, 2009

Sector	Percent of Net Assets
Consumer, Non-cyclical	25.9%
Consumer, Cyclical	16.2
Technology	13.8
Industrial	12.4
Communications	9.0
Energy	8.9
Financial	6.8
Basic Materials	4.1
Diversified	0.3
Short Term Investments	3.2

Total Investments	100.6
Liabilities in excess of other assets	(0.6)

Net Assets	100.0%

See Accompanying Notes to Financial Statements.

U.S. SYSTEMATIC LARGE CAP GROWTH FUND

Management Team: James Li, Ph.D., CFA, Portfolio Manager; Jane Edmondson, Portfolio Manager

Chief Investment Officer: Horacio A. Valeiras, CFA

Goal: The U.S. Systematic Large Cap Growth Fund seeks to maximize long-term capital appreciation by investing primarily in stocks from a universe of large U.S. companies with market capitalizations similar to the Russell 1000 Growth Index at time of purchase.

Market Overview: U.S. stocks posted dramatic gains during the six months ended September 30, 2009. In stark contrast to the panic coursing through the market last fall and winter, the period was characterized by rising appetites for risk. Investors jumped back into equities as the economy stabilized and corporate earnings beat expectations.

Government reports revealed brightening conditions in the consumer and manufacturing sectors, including the first back-to-back gain in industrial production since the start of the recession. The Federal Reserve held its key policy rate at 0.00% to 0.25% and continued adding liquidity to the financial system through special lending programs and asset purchases. The credit markets opened up, and corporate borrowers took advantage of cheaper lending rates and strong investor demand.

S&P 500 companies reported their eighth consecutive quarter of negative earnings growth, with first- and second-quarter earnings falling 35.6% and 27.3%, respectively. However, expectations were so low that even these weak numbers surprised on the upside.

Positive investor sentiment lifted stock prices higher across all major sectors, styles and capitalization segments of the market. Many of the stocks that performed the best were stocks of companies with the shakiest earnings prospects and balance sheets which had been hit especially hard during the credit crisis.

Performance: The fund’s Class R Shares gained 24.34% in the six months ended September 30,2009 and the Russell 1000 Growth Index rose 32.57%.

Portfolio Specifics: All sectors in the Fund had strong positive returns, led by information technology. Three of our best-performing stocks were Apple Computer, Microsoft and Google.

While the Fund had a significant gain, it trailed the index because our systematic, model-based investment style was out of favor. The underperformance was concentrated in the first half of the period when two headwinds worked against us. First, the financial market had been driven primarily by macroeconomic news and government actions rather than company fundamentals, while our model focuses on company fundamentals. So our model struggled this period when there was a disconnect between fundamentals and stock prices and stocks with weaker fundamentals outperformed.

The second headwind was the speed at which expectations about the economy changed. In short order, investors went from thinking that the economy was in a freefall to believing it was on the mend. Inflection points like these are challenging for model-based strategies.

On a positive note, the market started to refocus on fundamentals toward the end of the period, and Fund’s relative performance improved.

Market Outlook: Our process evaluates investment opportunities on a relative basis and is required to remain fully invested. As such, the process neither utilizes, nor results in, a forecast or outlook on the overall market, but expects to perform equally well in both up and down markets versus the Russell 1000 Growth Index.

We are confident that the Fund’s proprietary stock selection model, in conjunction with its risk-controlled approach to portfolio construction, will add value above the index over time.

The graph above shows the value of a hypothetical $250,000 investment in the Fund compared with the Russell 1000 Growth Index for the periods indicated. The Fund’s Class R shares were first available on May 21, 1999. Performance prior to the introduction of Class R shares reflects the historical performance of the Fund’s Class I Shares. This performance has been restated to reflect shareholder services fees of 0.25% applicable to Class R shares, but not Class I shares of the Fund. The Fund’s Class I Shares calculate their performance based upon the historical performance of a corresponding series of Nicholas-Applegate Mutual Funds (renamed ING Mutual Funds). Average annual total return figures include changes in principal value, reinvested dividends, and capital gain distributions. Absent expense limitations, total returns would have been slightly lower. The total returns shown above do not show the effects of income taxes on an individual’s investment. In most cases, taxes may reduce your actual investment returns on income or gains paid by the Fund or any gains you may realize if you sell your shares. Past performance cannot guarantee future results.

Russell 1000 Growth Index measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The Russell 1000 Index consists of the 1,000 largest securities in the Russell 3000 Index, which represents approximately 90% of the total market capitalization of the Russell 3000 Index. It is a large-cap, market-oriented index and is highly correlated with the S&P 500 Index. Unless otherwise noted, index returns reflect the reinvestment of income dividends and capital gains, if any, but do not reflect fees, brokerage commissions or other expenses of investing.

Since markets can go down as well as up, investment return and principal value will fluctuate with market conditions. You may have a gain or loss when you sell your shares.

U.S. SYSTEMATIC LARGE CAP GROWTH FUND

SCHEDULE OF INVESTMENTS (Unaudited)

As of September 30, 2009

	Number of Shares	Value
Common Stock - 98.0%
Aerospace/Defense - 2.9%
Lockheed Martin Corp.	500	$39,040
Raytheon Co.	2,500	119,925

		158,965

Agricultural Operations - 0.8%
Archer-Daniels-Midland Co.	1,600	46,752

Applications Software - 5.2%
Microsoft Corp.	11,000	284,790

Auto-Cars/Light Trucks - 0.8%
Ford Motor Co.*	6,200	44,702

Beverages-Non-alcoholic - 3.7%
Coca-Cola Co.	1,100	59,070
Coca-Cola Enterprises, Inc.	4,400	94,204
PepsiCo, Inc.	900	52,794

		206,068

Cable TV - 0.5%
DISH Network Corp. Cl. A*	1,500	28,890

Computer Services - 1.0%
Cognizant Technology Solutions Corp. Cl. A*	1,400	54,124

Computers - 10.8%
Apple, Inc.*	1,200	222,444
Hewlett-Packard Co.	3,300	155,793
International Business Machines Corp.	1,800	215,298

		593,535

Computers-Memory Devices - 3.3%
EMC Corp./Massachusetts*	5,200	88,608
NetApp, Inc.*	1,100	29,348
Western Digital Corp.*	1,700	62,101

		180,057

Containers-Metal/Glass - 2.2%
Ball Corp.	800	39,360
Owens-Illinois, Inc.*	2,200	81,180

		120,540

Cosmetics & Toiletries - 2.1%
Procter & Gamble Co.	2,000	115,840

Diversified Manufacturing Operations - 1.7%
3M Co.	700	51,660
General Electric Co.	2,500	41,050

		92,710

E-Commerce/Services - 2.7%
eBay, Inc.*	2,400	56,664
Expedia, Inc.*	1,200	28,740
Liberty Media Corp. - Interactive*	2,700	29,619
priceline.com Inc.*	200	33,164

		148,187

Electric-Integrated - 1.0%
PG&E Corp.	1,300	52,637

Electronic Components-Semiconductors - 6.0%
Broadcom Corp. Cl. A*	2,400	73,656
Intel Corp.	3,800	74,366
ON Semiconductor Corp.*	5,700	47,025
Rovi Corp.*	1,700	57,120
Texas Instruments, Inc.	3,400	80,546

		332,713

	Number of Shares	Value
Enterprise Software/Services - 3.9%
BMC Software, Inc.*	1,000	$37,530
Oracle Corp.	8,400	175,056

		212,586

Finance-Investment Bankers/Brokers - 1.7%
The Goldman Sachs Group, Inc.	500	92,175

Finance-Other Services - 1.0%
The Nasdaq OMX Group*	2,500	52,625

Food-Miscellaneous/Diversified - 1.0%
Kraft Foods, Inc. Cl. A	2,000	52,540

Gas-Distribution - 0.5%
Centerpoint Energy, Inc.	2,200	27,346

Gold Mining - 0.5%
Newmont Mining Corp.	600	26,412

Life/Health Insurance - 1.0%
Prudential Financial, Inc.*	1,100	54,901

Medical Information Systems - 0.8%
Cerner Corp.*	600	44,880

Medical Instruments - 0.8%
Medtronic, Inc.	1,200	44,160

Medical Products - 2.4%
Johnson & Johnson	2,200	133,958

Medical-Biomedical/Genetics - 1.1%
Amgen, Inc.	1,000	60,230

Medical-Drugs - 5.6%
Abbott Laboratories	1,600	79,152
Bristol-Myers Squibb Co.	4,200	94,584
Forest Laboratories, Inc.*	1,400	41,216
Schering-Plough Corp.	3,400	96,050

		311,002

Medical-Generic Drugs - 0.5%
Mylan, Inc.*	1,800	28,818

Medical-HMO - 1.3%
UnitedHealth Group Inc.*	1,600	40,064
WellPoint, Inc.*	700	33,152

		73,216

Medical-Whosale Drug Distributors - 0.7%
AmerisourceBergen Corp. Cl. A	1,800	40,284

Multi-line Insurance - 1.2%
ACE, Ltd.*	1,200	64,152

Networking Products - 4.3%
Cisco Systems, Inc.*	10,100	237,754

Oil & Gas Drilling - 0.5%
ENSCO International, Inc.	700	29,778

Oil Companies-Exploration & Production - 1.6%
Southwestern Energy Co.*	1,300	55,484
XTO Energy, Inc.	800	33,056

		88,540

Oil Companies-Integrated - 2.0%
ConocoPhillips	1,200	54,192
Exxon Mobil Corp.	800	54,888

		109,080

Pharmacy Services - 1.0%
Medco Health Solutions, Inc.*	1,000	55,310

See Accompanying Notes to Financial Statements.

SCHEDULE OF INVESTMENTS (Unaudited)

As of September 30, 2009

	Number of Shares	Value
Publishing-Newspapers - 0.6%
Gannett Co., Inc.	2,800	$35,028

Retail-Apparel/Shoe - 0.5%
Phillips-Van Heusen Corp.	700	29,953

Retail-Automobile - 0.7%
AutoNation, Inc.*	2,200	39,776

Retail-Bedding - 1.1%
Bed Bath & Beyond, Inc.*	1,600	60,064

Retail-Discount - 4.3%
Target Corp.	1,400	65,352
Wal-Mart Stores, Inc.	3,500	171,815

		237,167

Retail-Drug Store - 0.5%
CVS Caremark Corp.	800	28,592

Retail-Restaurants - 2.0%
Darden Restaurants, Inc.	1,600	54,608
McDonald’s Corp.	1,000	57,070

		111,678

Semicon Components-Integrated Circuits - 1.4%
Marvell Technology Group, Ltd.*	4,800	77,712

Steel-Producers - 0.6%
Steel Dynamics, Inc.	2,300	35,282

Telephone-Integrated - 2.3%
AT&T, Inc.	2,500	67,525
CenturyTel, Inc.	1,700	57,120

		124,645

Web Portals/ISP - 4.5%
Google, Inc. Cl. A*	500	247,925

Wire & Cable Products - 0.4%
General Cable Corp.*	600	23,490

Wireless Equipment - 1.0%
QUALCOMM, Inc.	1,200	53,976

Total Common Stock (Cost : $4,492,596)		5,405,545

Total Investments - 98.0% (Cost: $4,492,596)		5,405,545

Other Assets in Excess of Liabilities - 2.0%		111,715

Net Assets - 100.0%		$5,517,260

*	Non-income producing securities.

SCHEDULE OF INVESTMENTS BY SECTOR

as of September 30, 2009

Sector	Percent of Net Assets
Technology	32.4%
Consumer, Non-cyclical	21.0%
Communications	15.9
Consumer, Cyclical	9.9
Industrial	7.2
Financial	4.9
Energy	4.1
Utilities	1.5
Basic Materials	1.1

Total Investments	98.0
Other assets in excess of liabilities	2.0

Net Assets	100.0%

See Accompanying Notes to Financial Statements.

10

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

FINANCIAL HIGHLIGHTS

For a Class R share outstanding during the periods indicated

						Distributions from:
	Net Asset Value, Beginning	Net Investment Income (Loss) (1)	Net Realized and Unrealized Gain (Loss)		Total from Investments Operations	Net Investment Income	Net Realized Capital Gains
U.S. EQUITY FUNDS
U.S. EMERGING GROWTH
For the period ended 09/30/09	$6.42	$(0.04)	$3.69		$3.65	$—	$—
For the year ended 03/31/09	11.20	(0.06)	(4.72	)(5)	(4.78)	—	—
For the year ended 03/31/08	12.84	(0.10)	(0.66	)(5)	(0.76)	—	(0.88)
For the year ended 03/31/07	13.69	(0.10)	0.18	(6)	0.08	—	(0.93)
For the year ended 03/31/06	9.65	(0.14)	4.18		4.04	—	—
For the year ended 03/31/05	9.52	(0.10)	0.23		0.13	—	—
U.S. SYSTEMATIC LARGE CAP GROWTH
For the period ended 09/30/09	$12.57	$0.02	$3.04		$3.06	$—	$—
For the year ended 03/31/09	18.99	0.05	(6.47	)(5)	(6.42)	—	—
For the year ended 03/31/08	19.42	(0.07)	(0.36	)(5)	(0.43)	—	—
For the year ended 03/31/07	17.59	(0.02)	1.85		1.83	—	—
For the year ended 03/31/06	15.46	(0.02)	2.15		2.13	—	—
For the year ended 03/31/05	14.90	0.02	0.54		0.56	—	—

(1)	Net investment income per share is calculated by dividing net investment income for the period by the average shares outstanding during the period.
(2)	Total returns are not annualized for periods less than one year.
(3)	Ratios are annualized for periods of less than one year. Expense reimbursements reflect voluntary reductions of total expenses. Such amounts would increase net investment income (loss) ratios had such reductions not occurred.
(4)	Net expenses include certain items not subject to expense reimbursement for periods prior to January 23, 2006.

See Accompanying Notes to Financial Statements.

				Ratios to Average Net Assets (3)
Total Distributions	Net Asset Value, Ending	Total Return (2)	Net Assets, Ending (in 000’s)	Net Investment Income (Loss)	Total Expenses	Expense (Reimbursements)/ Recoupment	Expenses Net of Reimbursement/ Recoupment	Expenses Net of Reimbursement/ Recoupment Offset (4)	Fund’s Portfolio Turnover Rate

$—	$10.07	56.85%	$2,618	(0.83)%	1.43%	—	1.43%	1.42%	74%
—	6.42	(42.68)%	1,536	(0.62)%	1.46%	—	1.46%	1.14%	146%
(0.88)	11.20	(7.15)%	2,870	(0.71)%	1.46%	—	1.46%	0.96%	129%
(0.93)	12.84	1.02%	3,177	(0.78)%	1.46%	—	1.46%	0.97%	148%
—	13.69	41.98%	3,173	(1.27)%	2.09%	(0.36)%	1.73%	1.42%	128%
—	9.65	1.37%	3,681	(1.06)%	1.89%	(0.20)%	1.69%	1.26%	142%
$—	$15.63	24.34%	$4,557	0.28%	1.36%	—	1.36%	1.32%	69%
—	12.57	(33.81)%	3,461	0.32%	1.46%	—	1.42%	1.37%	116%
—	18.99	(2.21)%	5,822	(0.35)%	1.39%	—	1.39%	1.36%	106%
—	19.42	10.40%	6,022	(0.13)%	1.38%	—	1.38%	1.30%	100%
—	17.59	13.78%	6,055	(0.11)%	1.86%	(0.48)%	1.38%	1.29%	147%
—	15.46	3.76%	9,318	0.14%	1.94%	(0.57)%	1.37%	1.29%	197%

(5)	Includes litigation proceeds of approximately, $0.07 and $0.06 per share for the U.S. Emerging Growth Fund during the fiscal year for 2008 and 2009, respectively, $0.09 and $0.04 per share for the U.S. Systematic Large Cap Growth Fund during the fiscal year for 2008 and 2009, respectively.
(6)	The Fund received $12,373 from a security litigation settlement during the year which is reflected in realized gains. This event had a $0.05 per share impact to the fund.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATEMENTS OF ASSETS AND LIABILITIES

September 30, 2009 (Unaudited)	U.S. Emerging Growth	U.S. Systematic Large Cap Growth
Assets
Investments, at value*	$17,157,808	$5,405,545
Cash	—	120,487
Receivables:
Investment securities sold	269,954	—
Capital shares sold	46,888	—
Dividends	5,160	4,037
Other	88	—

Total assets	17,479,898	5,530,069

Liabilities
Payables:
Investments purchased	$395,085	$—
Capital shares redeemed	4,600	3,781
To investment advisor	10,292	2,002
Other liabilities	7,312	7,026

Total Liabilities	417,289	12,809

NET ASSETS	17,062,609	5,517,260

* Investments, at cost	13,962,502	4,492,596

Net Assets Consist of:
Paid in capital	$23,040,421	$13,756,023
Undistributed net investment income (loss)	(38,288)	59,604
Accumulated net realized (loss) on investments and foreign currencies	(9,134,830)	(9,211,316)
Net unrealized appreciation of investments and other assets and liabilities denominated in foreign currencies	3,195,306	912,949

Net Assets applicable to all shares outstanding	$17,062,609	$5,517,260

Net Assets of Class I shares	$14,445,075	$960,430
Net Assets of Class II shares	—	—
Net Assets of Class R shares	2,617,534	4,556,830

Class I Shares outstanding	1,395,795	59,984
Class II Shares outstanding	—	—
Class R Shares outstanding	260,005	291 ,596

Net Asset Value — Class I Share	$10.35	$16.01
Net Asset Value — Class II Share	$—	$—
Net Asset Value — Class R Share	$10.07	$15.63

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATEMENTS OF OPERATIONS

Six Months Ended September 30, 2009 (Unaudited)	U.S. Emerging Growth	U.S. Systematic Large Cap Growth
Investment Income
Dividends, net of foreign taxes*	$34,181		$46,449
Interest	3		31

Total Income	34,184		46,480

Expenses
Advisory fee	45,147		13,080
Administration fees	24,680		17,797
Shareholder servicing fees	2,680		5,021
Miscellaneous	1,272		800

Total Expenses	73,779		36,698
Expense offset	(1,307)		(1,150)

Net Expenses	72,472		35,548

Net Investment Income (Loss)	(38,288)		10,932

Net Realized and Unrealized
Loss on Investments
Realized loss from:
Securities	(174,653)		(487,957)

Net realized (loss)	(174,653)		(487,957)

Change in unrealized appreciation of:
Investments	5,231,804		1,717,427

Net unrealized appreciation	5,231,804		1,717,427

Net Gain on Investments	5,057,151		1,229,470

Assets Resulting From Operations	$5,018,863		$1,240,402

* Foreign taxes withheld	$116	$

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATEMENTS OF CHANGES IN NET ASSETS

	U.S. Emerging Growth		U.S. Systematic Large Cap Growth
Six Months Ended September 30, 2009 and the Year Ended March 31, 2009	September 30, 2009 (Unaudited)	March 2009	September 30, 2009 (Unaudited)	March 2009
Increase (Decrease) In Net Assets
Net investment income (loss)	$(38,288)	$(40,240)	$10,932	$48,672
Net realized gain (loss)	(174,653)	(3,991,029)	(487,957)	(1,713,044)
Net unrealized appreciation (depreciation)	5,231,804	(1 ,566,687)	1,717,427	(1,284,603)

Investment operations	5,018,863	(5,597,956)	1,240,402	(2,948,975)

Proceeds from shares sold
Class I	4,153,557	5,416,300	329,351	64,726
Class II	—	—	653	(400)
Class R	321,992	659,133	349,050	329,609
Cost of shares redeemed
Class I	(410,187)	(1,926,575)	(41,548)	(90,716)
Class II	—	—	(2,496,831)	(7,520,810)
Class R	(148,953)	(792,831)	(111,389)	(792,263)

Net increase (decrease) in net assets from share transactions	3,916,409	3,356,027	(1,970,714)	(8,009,854)

Net Increase (Decrease) in Net Assets	8,935,272	(2,241,929)	(730,312)	(10,958,829)

Net Assets
Beginning	8,127,337	10,369,266	6,247,572	17,206,401

Ending	$17,062,609	$8,127,337	$5,517,260	$6,247,572

Undistributed net investment income (loss), ending	$(38,288)	$(40,240)	$59,604	$48,672

Class I — Capital Share Activity
Shares sold	442,919	554,485	23,149	4,483
Distributions reinvested	—	—	—	—
Shares redeemed	(47,041)	(209,274)	(2,927)	(5,503)

Net Class I Share Activity	395,878	345,211	20,222	(1,020)

Class II — Capital Share Activity
Shares sold	—	—	—	(21)
Distributions reinvested	—	—	—	—
Shares redeemed	—	—	(177,372)	(371,830)

Net Class II Share Activity	—	—	(177,372)	(371,851)

Class R — Capital Share Activity
Shares sold	38,275	72,627	24,293	20,763
Distributions reinvested	—	—	—	—
Shares redeemed	(17,609)	(89,614)	(7,975)	(51,985)

Net Class R Share Activity	20,666	(16,987)	16,318	(31,222)

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — (Unaudited)

NOTE A — ORGANIZATION

Nicholas-Applegate Institutional Funds (the “Trust”) is an open-end investment management company. The Trust was established as a Delaware business trust on December 17, 1992 and consists of twelve separate portfolios (collectively, the “Funds” and each, a “Fund”). Each Fund’s investment objectives, strategies and risks are discussed in the Funds’ current prospectuses. All of the Funds have issued Class I shares (“Class I”), four Funds have issued Class II shares (“Class II”), two Fund has issued Class III shares (“Class III”), one Fund has issued Class IV shares (“Class IV”) and two Funds have issued Retirement shares (“Class R”). No shares have a sales charge. Class R has a distribution fee. The Funds offering Class R shares are covered in this report.

NOTE B — SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently followed by the Funds in preparing these financial statements are described below. The policies conform with accounting principles generally accepted in the United States.

Security Valuations

Equity securities, including ADRs, and GDRs, that are traded on a stock exchange or on the NASDAQ National Market System are valued at the last sale price as of the close of business on the New York Stock Exchange (normally 4:00 p.m. New York time) on the day the securities are being valued, or lacking any sales, at the mean between the closing bid and asked prices. Securities listed or traded on certain non-U.S. exchanges whose operations are similar to the United States over-the-counter market are valued at the price within the limits of the latest available current bid and asked prices deemed by Nicholas-Applegate Capital Management LLC (the “Adviser”) to best reflect fair value. A security that is listed or traded on more than one exchange is valued at the quotation on the exchange determined to be the primary market for such security by the Adviser. Equity Linked Notes (“ELN’s”) are valued by using the closing local price for the underlying security and applying the exchange rate for the currency to arrive at a USD equivalent.

Long-term debt obligations, including high quality and high yield corporate securities, municipal securities, asset-backed securities, collateralized mortgage obligations and U.S. Government and Agency issues, are normally valued at the mean between bid and ask price provided by an approved bond pricing service. In the event a TRACE price is used, the price is the last traded price on that day greater than or equal to 1mm par amount. Convertible securities are normally priced at the mean between the bid and ask prices. If such a security has a demand feature exercisable within one to seven days, the security is valued at par. In the event that a pricing service does not price a particular security or the price provided is not believed to be reliable, the Adviser will endeavor to use the average of one or two broker-dealer quotations. If broker-dealer quotations are not available, the Adviser generally “stales” the price.

Short-term debt instruments (e.g., commercial paper, bankers acceptances, U.S. Treasury Bills, etc.) having a maturity of less than 60 days will be valued at amortized cost.

Securities or other assets for which reliable market quotations are not readily available or for which the pricing agent or principal market maker does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Adviser does not represent fair value (“Fair Value Securities”), are valued by the Pricing Committee overseen by the Board of Trustees in consultation as applicable, with the Adviser’s portfolio managers, traders, and research and credit analysts and legal and compliance personnel. Fair Value Securities may include, but are no limited to, the following: certain private placements and restricted securities that do not have an active trading market; securities whose trading has been suspended or for which there is no current market; securities whose prices are stale; securities denominated in currencies that are restricted, untraded, or for which exchange rates are disrupted; securities affected by significant events; and securities that the Adviser or Pricing Committee believe were priced incorrectly. A “significant event” (which includes, but is not limited to, an extraordinary political or market event) is an event that the Adviser or Pricing Committee believes with a reasonably high degree of certainty has caused the closing market prices of a Fund’s portfolio securities to no longer reflect their value at the time of the Fund’s NAV calculation.

Security Transactions and Investment Income

Security transactions are accounted for as of trade date Realized gains and losses from security transactions are determined on an identified-cost basis.

Dividend income is recorded on the ex-dividend date or, for certain non-U.S. securities, when the information becomes available to the Funds. Interest income is recorded on an accrual basis. Discounts and premiums on debt securities are accreted and amortized on the yield to maturity basis.

Non-U.S. Currency Transactions

On each net asset valuation date, the value of assets and liabilities denominated in non-U.S. currencies are translated into U.S. dollars using the current exchange rate at 11:00 a.m. Eastern Time against the U.S. dollar, as provided by an approved pricing service. Security transactions, income and expenses are converted at the prevailing exchange rate on the day of the event. The effect of changes in exchange rates on securities denominated in a non-U.S. currency is included with the net realized and unrealized gain or loss of the associated security. Foreign exchange rates are translated into U.S. dollars when the exchange rate is struck at the close of the London Stock exchange. Other non-U.S. currency gains or losses are reported separately.

Certain Funds may use forward non-U.S. currency contracts to reduce their exposure to currency fluctuations of their non-U.S. securities. These contracts are commitments to purchase or sell a non-U.S. currency at a specified rate on a future date. When the contract is fulfilled or closed, gains or losses are realized. Until then, the gain or loss is included in unrealized appreciation

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — (Unaudited) — Continued

or depreciation of investments. The contract commitment is fully collateralized by cash or securities of the Fund. Non-U.S. denominated assets and forward currency contracts may involve more risks than U.S. transactions, including currency risk, political and economic risk, regulatory and market risk. Evaluating and monitoring such risk exposure is a part of the Funds’ management strategy. The Funds did not use forward non-U.S. currency contracts at September 30, 2009.

Futures Contracts

Each Fund may enter into futures contracts involving non-U.S. currency, interest rates, securities, and securities indices, for hedging purposes only. A futures contract obligates the seller of the contract to deliver and the purchaser of the contract to take delivery of the type of non-U.S. currency, financial instrument or security called for in the contract at a specified future time for a specified price. Upon entering into such a contract, a Fund is required to deposit and maintain as collateral such initial margin as required by the exchange on which the contract is traded. Pursuant to the contract, a Fund agrees to receive from or pay to the broker an amount equal to the daily fluctuations in the value of the contract. Such receipts or payments are known as variation margin and are recorded as unrealized gains or losses by the Fund. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. For the period ended September 30, 2009, the Funds did not hold futures contracts.

Equity-Linked Securities

Certain Funds may purchase equity-linked securities, also known as participation notes, equity swaps, and zero strike calls and warrants. Equity-linked securities are primarily used by a Fund as an alternative means to more efficiently and effectively access what is generally an emerging securities market. The Fund deposits an amount of cash with its custodian (or broker, if legally permitted) in an amount near or equal to the selling price of the underlying security in exchange for an equity linked security. Upon sale, the Fund receives cash from the broker or custodian equal to the value of the underlying security. Aside from market risk of the underlying securities, there is a risk of default by the counterparty to the transaction. In the event of insolvency of the counterparty, the Fund might be unable to obtain its expected benefit. In addition, while a Fund will seek to enter into such transactions only with parties which are capable of entering into closing transactions with the Fund, there can be no assurance that the Fund will be able to close out such a transaction with the counterparty or obtain an offsetting position with any counterparty, at any time prior to the end of the term of the underlying agreement. This may impair the Fund’s ability to enter into other transactions at a time when doing so might be advantageous.

Securities Lending

In order to generate expense offset credits, each of the Funds may lend portfolio securities, on a short-term or a long-term basis, up to 30% of a Fund’s total assets. The loans are secured by collateral in the form of cash, cash equivalents, U.S. government and agency securities equal to at least 102% of the market value of securities loaned on U.S. securities and 105% of the market value of securities loaned on non-U.S. securities. During the term of the loan, the Funds will continue to receive any interest, dividends or amounts equivalent thereto, on the loaned securities while receiving a fee from the borrower and/or earning interest on the investment of the cash collateral. Upon termination of the loan, the borrower will return to the Funds securities identical to the loaned securities. The Funds may pay reasonable finders’, administration and custodial fees in connection with a loan of its securities and may share the interest earned on the collateral with the borrower.

The Funds bear the risk of delay in recovery of, or even loss of rights in, the securities loaned should the borrower of the securities fail financially. The Funds also bear the risk of loss in the event the securities purchased with cash collateral depreciate in value. Loans are subject to termination at the option of the borrower of the Fund. There were no securities on loan for the period ended September 30, 2009. The Funds terminated the security lending program on April 1, 2009.

Credit Facility

The Trust has a $15 million credit facility available to fund temporary or emergency borrowing expiring in March 2010. A Fund will pays its pro-rata share of an annual commitment fee plus interest on its specific borrowings. For the period ended September 30, 2009, the Funds did not borrow against the line of credit.

Commitments and Contingencies

In the normal course of business, the Funds may enter into contracts and agreements that contain a variety of representations and warranties which provide general indemnifications. The maximum exposure to the Funds under these arrangements is unknown, as this would involve future claims that may be made against the Funds that have not yet occurred. However, based on experience, the Funds expect the risks of loss to be remote.

Fund Expenses and Multi-Class Allocations

Each Fund bears expenses incurred specifically in its behalf plus an allocation of its share of Trust level expenses. Each share offered by a Fund has equal rights to assets but incurs certain Class specific expenses. The Funds allocate income, gains and losses, both realized and unrealized, and expenses, except for Class specific expenses, based on the relative net assets of each share class.

During the period ended September 30, 2009, many of the brokers with whom the Adviser places trades on behalf of the Funds provided services to the Funds in addition to trade execution. These services included payments of certain expenses on behalf of the Funds. In addition, through arrangements with the Funds’ custodian, credits realized as a result of uninvested cash balances were used to reduce the

Funds’ expenses. During the period ended September 30, 2009, the credits used to reduce the Funds’ expenses were:

Fund	Credit Interest Offset	Security Lending Offset	Security Lending Offset
U.S. Emerging Growth	90	1,217	—
U.S. Systematic Large Cap Growth	25	1,099	26

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

NOTE C — FEDERAL INCOME TAXES

The Funds intend to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of their taxable income to shareholders. Accordingly, no provision for federal income taxes is required. A Fund investing in foreign securities records any foreign taxes on income and gains on such investments in accordance with the applicable tax rules. The Funds’ tax accounting treatment of loss deferrals, accretion, passive foreign investment companies and expiration of capital loss carryforwards is different from the financial statement recognition of income and gains.

Capital loss carryforwards may be used to offset current or future capital gains until expiration.

Income Tax Status

The Funds have adopted a policy in accordance with U.S. generally accepted accounting principles (“GAAP”) which requires management to consider accounting for the uncertainty of income taxes through the application of recognition and measurement criteria. The policy is designed to recognize the estimated taxes payable or refundable on tax returns for the current year as a tax liability or asset as well as recognize a deferred tax liability or asset for the estimated future tax effects attributable to temporary differences and carryforwards. This policy defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained upon challenge by the taxing authority. The policy also requires management of the Funds to evaluate tax positions taken (or expected to be taken) in the Funds’ tax returns and requires measurement of a tax position meeting the more-likely-than-not criterion, based on the largest benefit that is more than 50 percent likely to be realized. As of September 30, 2009, tax years 2004 through 2008 remain subject to examination by major tax jurisdictions, which include the United States of America and the Commonwealth of Massachusetts, but the Funds have no examinations in progress. As of and during the six-month period September 30, 2009, the Funds did not have a liability for unrecognized tax benefits.

Distributions to Shareholders

The Funds record distributions to shareholders on the ex-dividend date. Distributions are determined in accordance with income tax regulations that may differ from generally accepted accounting principles. Accordingly, the Funds’ capital accounts are periodically reclassified to reflect income and gains available for distribution under income tax regulations. The Funds make income and capital gain distributions at least annually. Funds with income objectives make distributions either quarterly or monthly in accordance with the prospectuses.

NOTE D — TRANSACTIONS WITH AFFILIATES

Investment Advisory Fee

The Adviser receives a monthly fee at an annual rate based on the average daily net assets of the Funds. The investment advisory fee rates for each of the Funds is listed in the table below.

Administrative & Shareholder Services Fee

On January 24, 2006, the Funds entered into an Administration Agreement whereby the Funds pay for the administrative services they require under what is essentially an all-in fee structure. Class R shareholders of the Funds pay an administrative fee to the Adviser computed as a percentage of the Funds’ average net assets attributable in the aggregate to R shares. The Adviser, in turn, provides or procures administrative and shareholder services for Class R shareholders and also bears the costs of most third-party administrative services required by the Funds, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The administrative fees paid to the Adviser may exceed the related costs.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — (Unaudited) — Continued

The investment advisory and administrative services fees are charged at the following annual rates:

Fund	Advisory Fee	Administration Fee* Class R
U.S. Emerging Growth	0.75%	0.41%
U.S. Systematic Large Cap Growth	0.45%	0.64%

*	Excludes trustees’ fees and expenses, tax, brokerage and interest expenses, and extraordinary expenses

The shareholder servicing fees are charged at the following rates:

Fund
U.S. Emerging Growth	0.25%
U.S. Systematic Large Cap Growth	0.25%

Securities Lending Fees

The U.S. Systematic Large Cap Growth Fund participated in an agency securities lending program with an affiliated agent, Dresdner Bank AG, a direct subsidiary to Allianz AG and affiliate to the Trust (“Dresdner Program”). Income generated from the investment of cash collateral, less negotiated rebate fees paid to borrowers and transaction costs, is divided pursuant to the Dresdner Program Agency Agreement between the Funds and Dresdner Bank AG. The securities lending program ended with Dresdner Bank AG on April 1, 2009.

Trustee Compensation

Certain officers of the Trust are also officers of the Adviser and the Distributor. The Trustees who are not affiliated with the Adviser and attended all scheduled meetings will receive an annual compensation of approximately $36,000 each from the Trust, except for the chairman of the Board of Trustees of the Trust and the chairman of the Audit Committee, who will receive an annual compensation of approximately $42,000 and $42,500, respectively, from the Trust.

NOTE E — INVESTMENT TRANSACTIONS

The following table presents purchases and sales of securities, excluding short-term investments, during the period ended September 30, 2009, to indicate the volume of transactions in each Fund. The tax cost of securities held at September 30, 2009, and the related gross and net unrealized appreciation and depreciation, provide aggregate information on a tax basis against which future gains and losses on these investments are measured for distribution purposes.

Fund	Purchases (in 000’s)	Sales (in 000’s)	Tax Cost (in 000’s)	Gross Unrealized Appreciation (in 000’s)	Gross Unrealized Depreciation (in 000’s)	Net Unrealized Appreciation (Depreciation) (in 000’s)
U.S. Emerging Growth	$12,307	$8,627	$13,963	$3,448	$(253)	$3,195
U.S. Systematic Large Cap Growth	5,687	3,903	4,493	946	(33)	913

NOTE F — FINANCIAL INSTRUMENTS

The Funds may be party to financial instruments with off balance sheet risks, including forward non-U.S. currency contracts and futures, primarily in an attempt to minimize the risk to the Fund in respect of its portfolio transactions. These instruments involve market and/or credit risk in excess of the amount recognized in the Statement of Assets and Liabilities. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from unexpected movement in currencies, securities values and interest rates.

The contract amounts indicate the extent of the Funds’ involvement in such contracts. As of September 30, 2009, the Funds were not party to any such agreements.

NOTE G — FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with GAAP, the Funds are required to disclose information regarding the fair value measurements of a Fund’s assets and liabilities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The disclosure requirement established a three-tier hierarchy to maximize the use of observable market data, minimize the use of unobservable inputs and establish classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk; for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

On June 15, 2009, the Funds adopted additional disclosure requirements which provide the reader of the financial statements additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. Additional guidance on identifying circumstances that indicate a transaction is not orderly. The amended requirement emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The three levels defined by the fair value measurement requirement hierarchy are as follows:

Level 1 — quoted prices in active markets for identical securities.

Level 2 — significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.).

Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments).

In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest input level that is significant to the fair value measurement in its entirety. Because of the inherent uncertainties of valuation, the values reflected in the financial statement may materially differ from the value received upon actual sale of those investments.

The following table summarizes the valuation of each fund’s securities as of September 30, 2009, using the fair value hierarchy:

U.S. Emerging Growth	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at 9/30/2009
Investments in Securities — Assets
Common Stock	16,508,041	—	—	16,508,041
Limited Partnerships	105,056	—	—	105,056
Short-Term Investments	544,711	—	—	544,711

Total Investments in Securities — Assets	17,157,808	—	—	17,157,808

U.S. Systematic Large Cap Growth	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at 9/30/2009
Investments in Securities — Assets
Common Stock	5,405,545	—	—	5,405,545
Short-Term Investments	—	—	—	—

Total Investments in Securities — Assets	5,405,545	—	—	5,405,545

NOTE H — MARKET PRICE RISK

The prices of securities held by the Funds may decline in response to certain events, including those directly involving the companies whose securities are owned by the Funds; conditions affecting the general economy; overall market changes; local, regional or global political, social or economic instability; and currency and interest rate fluctuations. The growth-oriented, equity-type securities generally purchased by the Funds may involve large price swings and potential for loss.

Investments in securities issued by entities based outside the United States may be subject to the risks described above to a greater extent and may also be affected by currency controls; different accounting, auditing, financial reporting, and legal standards and practices in some countries; expropriation; changes in tax policy; greater market volatility; differing securities market structures; higher transaction costs; and various administrative difficulties, such as delays in clearing and settling portfolio transactions or in receiving payment of dividends. These risks may be heightened in connection with investments in developing countries.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — (Unaudited) — Continued

NOTE I — NEW ACCOUNTING PRONOUNCEMENTS

In accordance with GAAP, the Funds are required to disclose certain information regarding derivative instruments and hedging activities. The Funds are required to provide enhanced disclosures about the use of and accounting for derivative instruments using a tabular format. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, the additional disclosure affords the reader the ability to cross-reference the information within the footnotes, which should help users of financial statements locate important information about derivative instruments. As of September 30, 2009, the Funds did not hold any derivative instruments.

NOTE J — SIGNIFICANT SHAREHOLDER CONCENTRATION

As of September 30, 2009, the Funds had a single shareholder and/or omnibus shareholder accounts (which are comprised of a group of individual shareholders), which individually amounted to more than 10% of the total shares outstanding of a Fund as detailed below.

Fund	% of Fund	Number of Shareholders
U.S. Emerging Growth	81.39%	3
U.S. Systematic Large Cap Growth	82.95%	1

NOTE K — EVALUATION OF SUBSEQUENT EVENTS

In accordance with GAAP, the Funds are required to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. In preparing these financial statements, the Funds have evaluated events and transactions for potential recognition or disclosure through November 30, 2009, the date the financial statements were issued.

On November 13, 2009, the Board approved a Plan of Reorganization with respect to each of the Nicholas-Applegate Institutional Funds. Shareholders of each Institutional Fund will be asked to approve the Plan on behalf of the fund at a special meeting of shareholders.

The Board also approved, on November 13, 2009, a Plan of Liquidation providing for the liquidation and dissolution of the Nicholas-Applegate International Systematic Fund.

SHAREHOLDER EXPENSE EXAMPLE — (Unaudited)

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including redemption fees, and (2) ongoing costs, including management fees and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Funds and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (April 1, 2009 to September 30, 2009).

ACTUAL EXPENSES

The first line of the table below for each Fund provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line for a Fund under the heading “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The second line of the table below for each Fund provides information about hypothetical account values and hypothetical expenses based on a Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in a Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transaction costs. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Beginning Account Value April 1, 2009	Ending Account Value September 30, 2009	Expenses Paid During the Period* April 1, 2009 to September 30, 2009	Annualized Expense Ratio
U.S. Emerging Growth — Class R
Actual	$1,000.00	$1,568.50	$9.21	1.43%

Hypothetical (5% return before expenses)	$1,000.00	$1,017.90	$7.23	1.43%

U.S. Systematic Large Cap Growth — Class R
Actual	$1,000.00	$1.243.40	$7.65	1.36%

Hypothetical (5% return before expenses)	$1,000.00	$1,018.25	$6.88	1.36%

*	Expenses are equal to the Fund’s annualized expense ratio, multiplied by the average account value over the period.

SUPPLEMENTARY INFORMATION — (Unaudited)

PROXY VOTING

The Adviser votes proxies on behalf of the Funds pursuant to written policies and procedures adopted by the Funds. To obtain free information on how your Funds’ securities were voted, please call the Funds at 1-800-551-8043 or visit the Funds’ website at www.nacm.com. You may also view how the Fund’s securities were voted by visiting the Securities & Exchange Commission’s (the “SEC”) website at www.sec.gov. Additionally, information regarding each Fund’s proxy voting record for the most recent twelve month period ended June 30 is also available, free of charge, by calling the Funds at 1-800-551-8043 and from the SEC’s website at www.sec.gov.

SUPPLEMENTARY INFORMATION — (Unaudited) — Continued

CORPORATE GOVERNANCE

Name, Address (1) Age Position(s) Held with Fund Length of Time Served (2)	Principal Occupation(s) During Past 5 Years Other Directorship Held by Trustee Number of Portfolios in Fund complex Overseen by Trustee
Independent Trustees::

Darlene T. DeRemer 11/27/1955 Chairperson of the Board Since August 2007 & Trustee Since May 1999

Principal Occupations: Partner, Grail Partners LLC (since 2005); Managing Director, Putnam Lovell NBF Private Equity (2004-2005); Managing Director, NewRiver E-Business Advisory Services Division (2000-2003); Prior to, President and Founder, DeRemer Associates, a strategic and marketing consulting firm for the financial services industry (since 1987); Vice President and Director, Asset Management Division, State Street Bank and Trust Company, now referred to as State Street Global Advisers (1982-1987); Vice President, T. Rowe Price & Associates (1979-1982); Member, Boston Club (since 1998); Member, Financial Women’s Association Advisory Board (since 1995); Founder, Mutual Fund Cafe Website.

Other Directorships Held: Founding Member and Director, National Defined Contribution Council (since 1997); Trustee, Boston Alzheimer’s Association (since 1998); Director, King’s Wood Montessori School (since 1995); Editorial Board, National Association of Variable Annuities (since 1997); Director, Nicholas-Applegate Strategic Opportunities, Ltd. (1994-1997); Trustee, Nicholas-Applegate Mutual Funds (1994-1999); Director, Jurika & Voyles Fund Group (since 1994-2000); Trustee, Barnwell Funds (2003-2005); Director, Independent Director Council (since 2004); Mutual Fund Director’s Council-Advisory Board; Board Member-Chatman Partners; Board Member-X-Shares LLC.

Number of Portfolios Overseen by Trustee: 12

John J. Murphy 4/8/1944 Trustee Since September 2005

Principal Occupations: Founder and senior principal, Murphy Capital Management.

Other Directorships Held: Director, Smith Barney Multiple Discipline Trust; Director, Barclays International Funds Group Ltd. and affiliated companies; Smith Barney Consulting Group; Legg Mason Equity Funds.

Number of Portfolios Overseen by Trustee: 12

Bradford K. Gallagher 2/24/1944 Trustee Since August 2007

Principal Occupations: Founder, Spyglass Investments LLC (a private investment vehicle) (since 2001); Founder, President and CEO of CypressTree Investment Management Company and Annuity Company; Managing Director, Fidelity investments.

Other Directorships Held: Trustee, The Common Fund (since 2005); Director, Anchor Point Inc. (since 1995); Chairman and Trustee, Atlantic Maritime Heritage Foundation (since 2007); Director, Shielding Technology Inc. (since 2006); Director, United Way of Eastern Massachusetts (1988-1990); Director, Ouimet Scholarship Fund (1993-2005); Director, Emerson Hospital (1995-2005).

Number of Portfolios Overseen by Trustee: 12

Steven Grenadier 12/14/1964 Trustee Since August 2007

Principal Occupations: William F. Sharpe Professor of Financial Economics, Stanford University Graduate School of Business; Research Associate, National Bureau of Economic Research (since 2002); Chairman of the Finance Department, Stanford University Graduate School of Business (2004-2006).

Other Directorships Held: Independent Trustee, E Trade Funds.

Number of Portfolios Overseen by Trustee: 12
Interested Trustees:

Horacio A.Valeiras 1/8/1959 President & Trustee Since August 2004

Principal Occupations: Managing Director (since 2004) and Chief Investment Officer, Nicholas-Applegate Capital Management, Nicholas-Applegate Securities (since 2002); Chief Investment Officer; Oppenheimer and AGI Management Partners (since 2008); Managing Director of Morgan Stanley Investment Management, London (1997-2002); Head of International Equity and Asset Allocation, Miller Anderson & Sherred; Director and Chief of Investment Strategies, Credit Suisse First Boston.

Other Directorships Held: Trustee, The Bishops School (since 2002); Trustee, San Diego Rowing Club (since 2002).

Number of Portfolios Overseen by Trustee: 12

Arthur B. Laffer 8/14/1940 Trustee Since August 2007

Principal Occupations: Chairman, Laffer Associates (economic consulting) (since 1979); Chairman, Laffer Advisors Inc. (registered broker-dealer) (since 1981); Chairman, Laffer Investments (asset management) (since 2000); Member, Congressional Policy Advisory Board (since 1998); Distinguished University Professor and Director, Pepperdine University (1985-1988); Professor of Business Economics, University of Southern California (1976-1984); Associate Professor of Business Economics, University of Chicago (1967-1976).

Other Directorships Held: Director of MPS Group, Inc. (NYSE:MPS) (since 2003); Director, Petco Animal Supplies, Inc. (NASDAQ:PETC) (2002-2005); Director, Oxigene Inc. (NASDAQ:OXGN), biopharmaceutical company (since 1998); Director of Provide Commerce (NASDAQ:PRVD) (since 1998); Director, Veolia Environmental Corporation (successor to U.S. Fitler Corporation) (water purification) (1991-2006); Director, Nicholas-Applegate Fund, Inc. (1987-2007).

Number of Portfolios Overseen by Trustee: 12

SUPPLEMENTARY INFORMATION — (Unaudited) — Continued

CORPORATE GOVERNANCE

Name, Address (1) Age Position(s) Held with Fund Length of Timer Served (2)	Principal Occupation(s) During Past 5 Years Other Directorship Held by Officer Number of Portfolios in Fund complex Overseen by Officer
Officers:

Charles H. Field, Jr. 7/24/1955 Secretary and Chief Compliance Officer Since May 2002	Managing Director and General Counsel, Nicholas-Applegate Capital Management (since 1996); Chief Legal Officer of Oppenheimer Capital Management LLC (since 2009), Chief Legal Officer of Allianz Global Investors Management Partners LLC (since 2009); and Chief Legal Officer of Allianz Global Investors Solutions LLC (since 2009). Prior to joining Nicholas-Applegate in 1996, Mr. Field was an attorney for Federated Investors (1991-1996) and an attorney for Unified Management Corp. (1987-1991).

Other Directorships Held: NA

Number of Portfolios Overseen by Officer: 12

Deborah A. Wussow 1/31/1960 Treasurer and Assistant Secretary Since August 2006

Senior Vice President, Chief Compliance Officer, Nicholas-Applegate Capital Management, LLC (since 2008); Chief Compliance Officer, Oppenheimer Capital Management, LLC (since April 2009); Chief Compliance Officer, Allianz Global Investors Management Partners, LLC (since 2009); Chief Compliance Officer, Allianz Solutions, LLC (since 2009); Deputy Chief Compliance Officer, Nicholas-Applegate Capital Management, LLC (2004-2008); Compliance Officer; Nicholas-Applegate Capital Management (1995-2004).

Other Directorships Held: NA

Number of Portfolios Overseen by Officer: 12

(1)	Unless otherwise noted, the address of the Trustees and Officers is c/o: Nicholas-Applegate Capital Management, 600 West Broadway, 32nd Floor, San Diego, California 92101.
(2)	Each Trustee serves for an indefinite term, until her or his successor is elected.

TRUSTEES OF NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

Darlene T. DeRemer, Chairperson

Horacio A. Valeiras

John J. Murphy

Bradford K. Gallagher

Steven Grenadier

Arthur B. Laffer

OFFICERS

Horacio A Valeiras, President

Charles H. Field, Jr., Secretary & Chief Compliance Officer

Deborah A. Wussow, Treasurer & Assistant Secretary

INVESTMENT ADVISER

Nicholas-Applegate Capital Management

DISTRIBUTOR

Nicholas-Applegate Securities

CUSTODIAN

Brown Brothers Harriman & Co., Private Bankers

TRANSFER AGENT

UMB Fund Services Group, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

Nicholas | Applegate®
INSTITUTIONAL FUNDS
Nicholas-Applegate Securities, Distributor

SAR0909INST

A company of Allianz
Global Investors

600 West Broadway
San Diego, California 92101
800.551.8043